Exhibit 99.1
Courier Corporation Reports Record Earnings; Seventh Consecutive Year of Double-Digit EPS and Dividend Growth

    NORTH CHELMSFORD, Mass.--(BUSINESS WIRE)--Nov. 6, 2003--Courier Corporation (Nasdaq:CRRC), one of America's leading book manufacturers and specialty publishers, today announced results for the fiscal year ending September 27, 2003. Faced with a challenging economic environment, the company achieved its seventh straight year of record income, turning a modest increase in annual sales into an 18% gain in earnings from continuing operations. In addition, despite a substantial increase in capital expenditures, Courier finished the year with minimal debt and cash of $24 million.
    Simultaneously with the release of the company's operating results, Courier's Board of Directors announced a 17% increase in its quarterly common stock dividend. This marked the seventh consecutive year of double-digit growth in Courier's dividend. The company also announced a three-for-two split in shares of the company's common stock, to be effected by a 50% stock dividend, payable December 5, 2003. All amounts in this release are reported prior to the effect of the stock split.
    Fourth-quarter pretax income was up in both of Courier's operating segments, leading to a company-wide increase from continuing operations of 4% in earnings per diluted share for the quarter. This performance came despite a difficult fourth quarter in which sales were down 4%, reflecting continued uncertainty in the economy.
    "The economy may be recovering now, but we had to overcome its effects during the last quarter," said Courier Chairman and Chief Executive Officer James F. Conway III. "The good news is that for the year as a whole, once again we were able to swim against the tide and post a double-digit earnings increase. A key factor was our ability to gain market share in high-value segments while drilling deeper into our operations to maximize efficiency and profitability. Our financial performance also made it a gratifying year for Courier investors, as our stock outperformed the S&P 500 for six out of the last seven years."
    Income from continuing operations rose to $19.3 million for fiscal 2003, up 18% from $16.3 million in 2002. Earnings per diluted share from continuing operations were $3.56, an increase of 16% over last year's earnings of $3.06.
    Fourth quarter income from continuing operations was $7.0 million, or $1.28 per diluted share, up 6% from $6.6 million, or $1.23 per diluted share, in the fourth quarter of fiscal 2002. Revenue for the quarter was $53.5 million, down 4% from $55.6 million in last year's fourth quarter.
    These figures do not include results from Courier Custom Publishing, a unit sold by Courier in December 2002. Courier Custom Publishing contributed $.16 per diluted share for 2003 (including a gain on the sale) and has been reported as a discontinued operation.

    Book manufacturing pretax earnings up 22%

    Courier's book manufacturing segment had fourth-quarter sales of $45.3 million, down 3% from fiscal 2002's fourth quarter. Pretax earnings for the segment rose 11% in the fourth quarter despite the drop in sales, reaching $8.4 million or $1.01 per share versus $7.6 million or $.98 per share in 2002. For the full year, book manufacturing segment sales were $171.9 million, up slightly from $170.4 million in fiscal 2002. Pretax earnings for the year were $24.2 million or $2.93 per share, an increase of 22% from last year's $19.8 million or $2.53 per share. Gross profit as a percentage of sales rose by 200 basis points to 29.5% from 27.5% a year earlier due to a combination of productivity gains, cost reductions, and a better sales mix.
    The book manufacturing segment focuses on three publishing markets: education, religion, and specialty trade. Sales to the education market rose 3% in the fourth quarter and 6% for the full year, with strong sales at the college level overcoming the effects of state budget shortfalls on purchases of elementary and high school textbooks. In the religious market, Courier had its first down year in a decade, with sales off by 4% in the fourth quarter and 2% for the year, reflecting a reduction in sales of religious trade books. Sales to the specialty trade market were also off in the fourth quarter, with a drop in sales of game books contributing to an 11% decline from a year earlier. But for the year as a whole, specialty trade sales were up by 4%, due mostly to gains in market share with key customers.
    "We've spent much of the last two years battling for share in book manufacturing," said Mr. Conway. "We've succeeded by delivering better service, investing in state-of-the-art technology and working closely with customers to help them succeed. We grew our four-color business by 16% in fiscal 2003, and we ordered a new press to further expand our four-color capabilities starting next spring. We also invested in training and ergonomics to make our plants as safe and productive as possible, which helps in both service and profitability. We look forward to a return to traditional growth rates as the recovery picks up, but we have become adept at making more from less, and this skill will continue to be useful no matter what happens in the marketplace."

    Specialty publishing pretax earnings up 20%

    Courier's specialty publishing segment comprises Dover Publications, which Courier acquired in September 2000. Dover's sales for fiscal 2003 were $36.4 million, a 1% increase over last year's $36.0 million. Sales for the fourth quarter were $10.0 million, down 1% from fiscal 2002 as a result of reduced orders from large bookstore chains. Direct-to-consumer sales were up 13% for the year, and international sales were up 15%, reflecting more effective consumer promotions and improved international distribution.
    Dover's pretax income rose for both the fourth quarter and the year as a whole. Fourth-quarter pretax income was $2.4 million or $.28 per diluted share, up 10% over $2.2 million or $.26 per diluted share a year earlier. For the full fiscal year, Dover's pretax income was $5.9 million or $.69 per share, an increase of 20% from $4.9 million or $.58 per share in 2002. Gross profit as a percentage of sales increased by 220 basis points, from 45% last year to 47.2% this year, thanks to a combination of price increases, operating efficiencies, and declining product costs related to the sale of inventory from the original acquisition.
    "This was a year when many companies would have been happy with 1% sales growth," said Mr. Conway. "We worked hard to reach out to new customers, but were hurt by slower sales to major bookstore chains. Fortunately, Dover's ability to turn revenues into earnings continued to improve despite the challenging market. And the past year's increased flow of new titles and aggressive sales channel development should pave the way for a resumption of double-digit growth in the coming year."

    Outlook for fiscal 2004

    "We have prepared ourselves for whatever degree of economic recovery materializes," said Mr. Conway. "We are encouraged by recent reports of strong GDP growth, and we have stepped up our investment in four-color printing capacity to meet increasing demand. Yet we will continue to drive additional operating efficiencies throughout our business to the extent that they are compatible with the best service in the industry.
    "Overall, we expect Courier to achieve fiscal 2004 sales growth of 6% to 9%, giving us total sales of between $215 and $220 million, a record high for Courier. In book manufacturing, we expect sales for fiscal 2004 to increase by 5% to 7%, with growth in all three markets. In specialty publishing, as noted above, we look for a return to double-digit sales growth.
    "We are also confident about our ability to grow earnings in 2004. Incremental costs of approximately $1 million for our new four-color press will cut into manufacturing earnings, but we still expect pretax income for the segment to grow by 8% to 12%. And we expect Dover pretax income to rise by 15% to 20%. Overall, we expect earnings per diluted share of $3.85 to $4.00. This represents an increase of between 8% and 12% from this year's earnings from continuing operations of $3.56 per diluted share, a new company record."

    About Courier Corporation

    Courier Corporation publishes, prints and sells books. Headquartered in North Chelmsford, Massachusetts, Courier has two business segments, full-service book manufacturing and specialty publishing. For more information, visit www.courier.com.
    Courier Corporation will host a fourth-quarter and year-end conference call today at 2:30 p.m. ET regarding issues discussed in this news release. The conference call will be available via telephone at 416-641-6442 and accessible via webcast on Courier Corporation's investor relations home page, at www.courier.com. Recorded replays of the conference call will be available on Courier's web site and by telephone at 800-633-8284 (reservation number: 21162385), beginning at 4:30 p.m. ET today.

    This news release includes forward-looking statements. Statements that describe future expectations, plans or strategies are considered "forward-looking statements" as that term is defined under the Private Securities Litigation Reform Act of 1995 and releases issued by the Securities and Exchange Commission. The words "believe," "expect," "anticipate," "intend," "estimate" and other expressions which are predictions of or indicate future events and trends and which do not relate to historical matters identify forward-looking statements. Such statements are subject to risks and uncertainties that could cause actual results to differ materially from those currently anticipated. Factors that could affect actual results include, among others, changes in customers' demand for the Company's products, including seasonal changes in customer orders, changes in raw material costs, pricing actions by competitors, consolidation among customers and competitors, unanticipated changes in operating expenses, changes in technology, changes in tax policy including export credits, and general changes in economic conditions. Although the Company believes that the assumptions underlying the forward-looking statements are reasonable, any of the assumptions could be inaccurate, and therefore, there can be no assurance that the forward-looking statements will prove to be accurate. The forward-looking statements included herein are made as of the date hereof, and the Company undertakes no obligation to update publicly such statements to reflect subsequent events or circumstances.


                          COURIER CORPORATION
                   CONSOLIDATED STATEMENTS OF INCOME
                              (Unaudited)
           (Dollars in thousands, except per share amounts)

                                  QUARTER ENDED        YEAR ENDED
                              ----------------------------------------
                               Sept. 27, Sept. 28, Sept. 27, Sept. 28,
                                  2003      2002      2003      2002
                              ----------------------------------------
Net sales                       $53,539   $55,640  $202,002  $201,024
Cost of sales                    34,103    35,953   134,630   138,451
                              ----------------------------------------

  Gross profit                   19,436    19,687    67,372    62,573

Selling and administrative
 expenses                         8,730     9,903    37,794    37,791
Interest (income) expense           (14)       81        52       480
                              ----------------------------------------

    Income before taxes          10,720     9,703    29,526    24,302

Provision for income taxes        3,757     3,147    10,254     8,007
                              ----------------------------------------

    Income from continuing
     operations                  $6,963    $6,556   $19,272   $16,295
                              ========================================

Discontinued operations, net
 of tax                              52        53       848      (120)
                              ----------------------------------------

Net income                       $7,015    $6,609   $20,120   $16,175
                              ========================================

Income per diluted share from:
   Continuing operations          $1.28     $1.23     $3.56     $3.06
   Discontinued operations         0.01      0.01      0.16     (0.02)
                              ----------------------------------------

Net income per diluted share      $1.29     $1.24     $3.72     $3.04
                              ========================================

Cash dividends declared per
 share                          $0.1125     $0.10     $0.45     $0.40
                              ========================================

Wtd. average diluted shares
 outstanding                  5,437,000 5,351,000 5,413,000 5,328,000

SEGMENT INFORMATION:

Net sales:
------------------------------
Book Manufacturing              $45,330   $46,906  $171,858  $170,382
Specialty Publishing             10,001    10,119    36,391    36,004
Intersegment sales               (1,792)   (1,385)   (6,247)   (5,362)
                              ----------------------------------------
    Total for continuing
     operations                 $53,539   $55,640  $202,002  $201,024

Earnings before income taxes:
------------------------------
Book Manufacturing               $8,449    $7,626   $24,171   $19,817
Specialty Publishing              2,398     2,177     5,855     4,890
Intersegment profit                (127)     (100)     (500)     (405)
                              ----------------------------------------
    Total for continuing
     operations                 $10,720    $9,703   $29,526   $24,302

Net income per diluted share:
------------------------------
Book Manufacturing                $1.01     $0.98     $2.93     $2.53
Specialty Publishing               0.28      0.26      0.69      0.58
Intersegment profit               (0.01)    (0.01)    (0.06)    (0.05)
                              ----------------------------------------
    Total for continuing
     operations                   $1.28     $1.23     $3.56     $3.06

PRO FORMA NET INCOME PER DILUTED SHARE:

The following pro forma amounts for net income per diluted share reflect the three-for-two stock split declared on November 6, 2003 to be effected in the form of a 50% stock dividend to be distributed on December 5, 2003.

Income from continuing
 operations                       $0.85     $0.82     $2.37     $2.04
Net income                         0.86      0.82      2.48      2.02


                          COURIER CORPORATION
           CONSOLIDATED CONDENSED BALANCE SHEETS (Unaudited)
                        (Dollars in thousands)

                                                   Sept. 27, Sept. 28,
ASSETS                                                2003      2002
----------------------------------------------------------------------
Current assets:
Cash and cash equivalents                           $23,824    $5,630
Accounts receivable                                  29,174    30,892
Inventories                                          20,681    21,412
Deferred income taxes                                 3,164     3,163
Other current assets                                    830       625
                                                  --------------------
Total current assets                                 77,673    61,722

Property, plant and equipment, net                   43,342    40,620
Goodwill and other intangibles, net                  24,936    24,952
Prepublication costs                                  3,810     3,219
Other assets                                          1,340     1,145
                                                  --------------------

Total assets                                       $151,101  $131,658
                                                  ====================


LIABILITIES AND STOCKHOLDERS' EQUITY
--------------------------------------------------

Current liabilities:
Current maturities of long-term debt                    $81       $78
Accounts payable                                      6,494     6,708
Accrued taxes                                         6,521     6,965
Other current liabilities                            13,717    14,004
                                                  --------------------
Total current liabilities                            26,813    27,755

Long-term debt                                          593       674
Deferred income taxes                                 5,597     4,658
Other liabilities                                     2,678     2,652
                                                  --------------------

Total liabilities                                    35,681    35,739
                                                  --------------------


Total stockholders' equity                          115,420    95,919
                                                  --------------------

Total liabilities and stockholders' equity         $151,101  $131,658
                                                  ====================


                          COURIER CORPORATION
      CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS (Unaudited)
                        (Dollars in thousands)
                                                  For the Years Ended
                                                  --------------------
                                                   Sept. 27, Sept. 28,
                                                      2003      2002
                                                  --------------------
Operating Activities:
  Net income                                        $20,120   $16,175
  Adjustments to reconcile net income to
  cash provided from operating activities:
    Depreciation and amortization                     9,798    10,687
    Deferred income taxes                               938     1,531
    Changes in working capital                        1,299       (19)
    Gain on sale of discontinued operation             (913)        -
    Other, net                                         (105)      592
                                                  --------------------

Cash provided from operating activities              31,137    28,966
                                                  --------------------

Investment Activities:
   Capital expenditures                             (10,885)   (4,918)
   Prepublication costs                              (2,232)   (1,821)
   Proceeds from sale of assets                       1,500         -
                                                  --------------------

Cash used for investment activities                 (11,617)   (6,739)
                                                  --------------------

Financing Activities:
   Repayments of debt, net                              (78)  (15,826)
   Cash dividends                                    (2,354)   (2,058)
   Proceeds from stock plans                          1,106     1,114
                                                  --------------------

Cash used for financing activities                   (1,326)  (16,770)
                                                  --------------------

Increase in cash and cash equivalents                18,194     5,457

Cash and cash equivalents at the beginning of the
 period                                               5,630       173
                                                  --------------------

Cash and cash equivalents at the end of the period  $23,824    $5,630
                                                  ====================

    CONTACT: Courier Corporation
             James F. Conway III, Chairman,
             President and Chief Executive Officer
             or
             Robert P. Story, Jr.
             Senior Vice President and
             Chief Financial Officer
             978/251-6000
             www.courier.com